Exhibit 10.1

Cooperation Agreement

This Cooperation Agreement (the “Agreement”) is made and entered into as of August 3, 2016 (the “Effective Date”), by and between (i) Israel Railways Ltd., a governmental company fully owned by the State of Israel with offices at Central Tel-Aviv Israel Railways Station, Mailbox 18085, Israel (the “IR”), and (ii) Rail Vision Ltd., a private company incorporated under the laws of the State of Israel with offices at 28 Haarava St., Harutzim 6091700, Israel (the “Company”). Each of the Company and IR shall be referred to as a “Party”, and jointly, the “Parties”.

WHEREAS, the Company is the developer and proprietary owner of certain intellectual property rights which may be exploited in connection with the development of an optical safety system (the “System”); and

WHEREAS, IR has certain facilities, infrastructure and know-how, as well as world-wide reputation and business relations, which may be used in connection with the development of the System, and, subject to the successful completion of the development, marketing and sale of the System; and

WHEREAS, IR and the Company desire to cooperate in the conduct of a joint project for the development, marketing, distribution and sale of the System (the “Cooperation” or the “Project”), all in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the parties hereto hereby declare and agree as follows:

1.	Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Abandonment Notice” shall have the meaning ascribed to it in section 6.7.

“Abandoned Patent Right” shall have the meaning ascribed to it in section 6.7.

“Affiliate” will mean, with respect to a party, any person, organization or entity controlling, controlled by or under common control with, such party. For purposes of this definition only, “control” of another person, organization or entity shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, control shall be presumed to exist when a person, organization or entity (i) owns or directly controls fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other organization or entity, or (ii) possesses, directly or indirectly the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the organization or other entity.

“Background Intellectual Property” shall mean such proprietary know-how and intellectual property developed and/or owned by the Company prior to the Effective Date, as set forth under Exhibit A attached hereto, which may be exploited in connection with the development of the System and conduct of the Work Plan (as defined below), and any rights derived therefrom, including, inter alia, patent, patent applications, trade names and logos, trade secrets, documented know-how, designs, production, diagrams, computer programs and their source, plans and designs for plans, skills, methods and all inventions, discoveries, processes, developments and improvements whether in written form or otherwise.

“Change of Control” shall mean (i) a merger or acquisition of the Company with or into, any other entity or person, other than transactions in which shareholders of the Company (and/or their Affiliates) immediately prior to the transaction hold in the aggregate, more than 50% of the securities or assets of the surviving company or the right to appoint or elect at least fifty percent (50%) of the members of the governing body of the surviving company; (ii) any transaction or series of related transactions pursuant to which persons or entities (who were not, prior to such transaction, shareholders of the Company (and/or their Affiliates)) acquire more than fifty percent (50%) of the issued and outstanding shares of the Company or the right to appoint or elect at least fifty percent (50%) of the directors of the Company, provided that the sale of equity by the Company for the primary purpose of raising capital shall not be treated as a Change of Control event; or (iii) any transaction or series of related transactions pursuant to which persons or entities acquire all or substantially all of the Company’s assets and/or technology (including by way of grant of exclusive license which has the legal meaning of actual transfer, provided that any other grant of a License shall not be considered a Change of Control).

“Company’s Cost” shall have the meaning ascribed to it in Section 5.2.

“Company Indemnified Party” shall have the meaning ascribed to it in Section 9.2.

“Confidential Information” shall have the meaning ascribed to it in Section 7.2.

“Cooperation” shall have the meaning ascribed to it in the recitals hereof.

“Disclosing Party” shall have the meaning ascribed to it in Section 7.2.

“Exit Consideration” shall mean the total actual consideration (cash, securities or other property (valued as provided below)) which the Company and/or its shareholders and/or either of their Affiliates shall receive for the sale of securities and/or assets of the Company within the framework of an IPO or Change of Control (including without limitation, any consideration which the Company and/or its shareholders and/or either of their Affiliates shall receive following the consummation of such IPO or Change of Control, such as, by way of example, funds released from escrow, additional earn-out payments, milestones payments and other similar payments). Where any portion of the Exit Consideration consists of securities or property other than cash, the payment shall be made in the same form of such consideration and if not possible, as confirmed in writing by IR, then the payment shall be made in cash based on the fair market value of such consideration or other property, as shall be determined by the Parties in good faith.

“Exit Payment” shall have the meaning ascribed to it in Section 3.3.

“Finder Payment” shall have the meaning ascribed to it in Section 3.1.

“Introduced Party” shall mean any person, if (i) an exchange of information or a meeting has taken place between the Company and/or IR and such person during the term of this Agreement, and (ii) if a binding agreement was executed between the Company and such party, provided however, that the contact with such person was first initiated by IR and approved in advance by the Company.

“IPO” shall mean an initial public offering or registration for trade of the Company’s shares pursuant to a registration statement under the U.S. Securities Act of 1933, as amended, or pursuant to a prospectus under the Israel Securities Law 1968, or equivalent laws of another jurisdiction, provided however, that an IPO consummated by the Company through merger of the Company into a public “shell” company, reflecting an Insignificant Value for such “shell” company solely for purposes of having a favorable corporate structure for further fundraising, shall be excluded from the “IPO” definition for the purposes hereunder. “Insignificant Value” shall mean: (i) a value of less than US$500,000 for the shell company; and (ii) where the shareholders of the Company immediately prior to the merger shall hold more than 80% of the surviving entity following such merger.

“IR Indemnified Party” shall have the meaning ascribed to in section 9.1.

“IR Intellectual Property” shall mean any proprietary know-how and intellectual property rights developed and/or owned by IR prior and following the Effective Date, and any rights related thereto, including, inter alia patent, patent applications, trade names and logos, trade secrets, documented know-how, designs, production, diagrams, computer programs and their source, plans and designs for plans, skills, methods and all discoveries, processes, developments and improvements, provided however that raw data collected during the testing of the System in accordance with the provisions hereof and conclusions of image processing are specifically excluded and shall be considered as Project Intellectual Property.

“IR License” shall have the meaning ascribed to it in section 6.3.

“IR Option” shall have the meaning ascribed to it in section 3.5.

“License” shall mean any right granted, license given, or agreement entered into, by the Company and/or its Affiliates, as applicable, to or with any other person or entity, under or with respect to or permitting any use of any of the Project Intellectual Property, or any part thereof, or otherwise permitting the development, manufacture, marketing, distribution and/or sale of Products and/or Related Products (regardless of whether such grant of rights, license given or agreement entered into is referred to or is described as a license or as an agreement with respect to the development and/or manufacture and/or sale and/or distribution and/or marketing of Products and/or Related Products), in each case, within the field of the railway industry (for the avoidance of any doubt, including without limitation, any train/other vehicle driving/moving on a railway/track.

“Licensee” shall mean a person or entity granted a License in accordance with this Agreement.

“Losses” shall have the meaning ascribed to it in Section 9.1.

“Net Sales” will mean the gross amount billed or invoiced by or on behalf of the Company and/or its Affiliates (in each case, the “Invoicing Entity”) which has been actually received by the applicable Invoicing Entity or has become due and payable on sales of, and/or granting any right (including license) to, the Products and/or the Related Products, as applicable, less the following: (i) any custom, storage and maintenance expenses incurred by the Company in connection with such Products, and/or the Related Products, as applicable; (ii) solely in respect of the Finder Payment, the costs of hardware and material bought from a third party, (iii) value added tax and any other sales tax or levies imposed on such sale, if applicable; (iv) credits, allowances, discounts, or refunds actually granted upon claims or returns; and (v) any payments made between the Company and its Affiliate solely in the framework of arm’s length transactions, provided that: (a) any transfers of Products and/or Related Products between the Invoicing Entity and an Affiliate of the Invoicing Entity shall not be counted for the purpose of calculation of “Net Sales”, provided that a subsequent sale to a third party shall be counted for the purpose of calculation of “Net Sale” where applicable, (b) in the event that the Invoicing Entity receives non-monetary consideration for any Products and/or Related Products or in the case of transactions not at arm’s length with a non-Affiliate of the Invoicing Entity, Net Sales shall be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business, (c) License: the grant of a License by the Company or any of its Affiliates or any Licensee, in case of transactions (including without limitation establishment of joint-ventures or similar transactions) not at arm’s length shall be subject to the prior written approval of IR.

“Product” shall mean the System or any other product, process or service that comprises, contains or incorporates the Project Intellectual Property (in whole or in part).

“Project” shall have the meaning ascribed to in the recitals hereof.

“Project Intellectual Property” shall mean any proprietary know-how and intellectual property rights that concern railway safety and which were developed, invented and/or conceived by the Company and/or in its behalf following the Effective Date as part of the Cooperation, including without limitation pursuant to the performance of the Work Plan, and any rights related thereto, including inter alia patent, patent applications, trade names and logos, trade secrets, documented know-how, designs, production, diagrams, computer programs and their source, plans and designs for plans, skills, methods and all discoveries, processes, developments and improvements.

“Quarterly Payments” shall have the meaning ascribed to it in Section 3.2.

“Receiving Party” shall have the meaning ascribed to it in Section 7.2.

“Related Products” shall mean products, consumables and services, in each case, related to the field of railway safety, that are not Products and which are related to, or required for, the exploitation of the Project Intellectual Property, and which are intended for use in conjunction with the Project Intellectual Property.

“Regulatory Requirement” shall mean a requirement or, as applicable, request, pursuant to applicable law, order, judgment, decree or any rule, regulation, legal process or request (including, without limitation, by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) or by any government, court, administrative or regulatory agency or commission or other governmental or regulatory authority or any self-regulatory body.

“Royalties Payment” shall have the meaning ascribed to it in Section 3.2.

“System” shall have the meaning ascribed to in the recitals hereof.

“Target Field” shall mean the research, development, marketing, distribution and sale of the System for the railway industry.

“Work Plan” shall have the meaning ascribed to in Section 2.1.

2.	Cooperation and Performance

2.1.	The Parties hereby engage in a non-exclusive cooperation for the development, marketing and sale of the System, in accordance with such specifications and budget, and such time lines, as set forth under the detailed work plan attached hereto as Exhibit B (the “Work Plan”); all subject to the terms and conditions set forth herein.

2.2.	The Company shall perform its duties and undertakings set forth under the Work Plan in order to facilitate the development, marketing, distribution and sale of the System.

2.3.	IR shall use its best commercial efforts in order to provide the Company with logistic services including access to the IR facilities, experts, labs, equipment and infrastructure, as well as certain relevant data, as set forth in the Work Plan, at no cost to the Company (except as set forth hereunder).

2.4.	Upon and subject to the successful development of the System by the Company in accordance with the Work Plan, IR shall cooperate with the Company and contribute its world-wide reputation and business relations in connection with the marketing and sales efforts of the System by the Company, all, as set forth in the Work Plan unless otherwise agreed in writing between the parties.

2.5.	Each Party agrees and undertakes to perform such acts and/or provide such services, as applicable, within the timeframe set forth in this Agreement and the exhibits and schedules hereto, as set forth herein.

3.	Consideration. The Company hereby agrees to pay IR the following payments in consideration for the Cooperation and the services granted by IR to the Company hereunder:

3.1.	Commencing as of the Effective Date, and until the earlier of (i) the consummation of an IPO, or (ii) the consummation of a Change of Control, a finders’ fee commission, payable on a quarterly basis, at a fixed rate equal to ten percent (10%) of the Net Sales derived from Introduced Parties (the “Finder Payment”).

3.2.	Commencing as of the Effective Date, and until the earlier of (i) the consummation of an IPO, or (ii) the consummation of a Change of Control, royalties, payable on a quarterly basis, at a fixed rate of two and one-half of percent (2.5%) of the Net Sales excluding Net Sales subject to Finder Payment (the “Royalties Payment”, and together with the Finder Payment, the “Quarterly Payments”). It is agreed and acknowledged that, to the extent requested by a third party investor in the Company, IR shall be willing to discuss and negotiate revisions to the this Royalties Payment mechanism. The Quarterly Payments shall be due and payable within 45 days following the last day of each calendar quarter following the Effective Date.

3.3.	commencing as of the Effective Date and upon the earlier to occur of consummation of an IPO or a Change of Control, the Company shall pay to IR one and one-half of percent (1.5%) of the Exit Consideration payable in connection with such IPO or a Change of Control (the “Exit Payment. The Exit Payment shall be due and payable upon and subject to the consummation of the IPO or Change of Control, as the case may be.

3.4.	Any and all payments hereunder shall be made in wire transfer to IR bank account as shall be designated by it, against invoice to be issued by IR, plus applicable VAT in accordance with applicable law.

3.5.	Commencing as of the Effective Date and until the earlier to occur of consummation of an IPO or a Change of Control event, IR shall have the right, but not the obligation, to acquire shares of the most preferable class of shares of the Company as may be from time to time, in such amount constituting two and one-quarter of one percent (2.25%) of the Company’s issued and outstanding share capital as of the date of exercise, and in consideration for such price per share equal to the par value thereof, provided that the applicable regulatory approvals for the purchase of such shares were obtained by IR at such time, all as set forth in the attached form of warrant (the “Warrant” and the “IR Option”, respectively). Upon exercise of the IR Option, IR shall be entitled to receive the same rights as the holders of such class of shares into which the IR Options shall be exercised in accordance with the then in effect articles of association and shareholders agreements, if applicable, of the Company. Upon execution hereof the Company shall grant IR a duly signed Warrant. To the extent IR shall exercise the IR Option in accordance with the terms hereof, , then the Company’s current shareholders (as of execution hereof) shall have a right of first refusal with respect to any sale of the securities of the Company held by IR as a result of the exercise of the IR Option other than with respect to sale or other disposal of such securities to any Affiliate of IR or any other “Permitted Transferee” (as such term shall be defined under the Company’s then in effect Articles of Association). It is hereby agreed and acknowledged, that in the event of a merger or any other transaction pursuant to which the Company is not the surviving entity however shareholders of the Company immediately prior to the transaction hold in the aggregate, more than 50% of the securities or assets of the surviving company or the right to appoint or elect at least fifty percent (50%) of the members of the governing body of the surviving company, then such surviving entity shall grant IR a warrant for the purchase of shares of such surviving entity, under the same terms and conditions set forth under the Warrant, mutatis mutandis, pursuant to a warrant form acceptable to IR in its sole discretion.

3.6.	For the avoidance of doubt, it is hereby clarified that any termination of this Agreement for any reason whatsoever other than termination by the Company due to a material breach by IR of Sections 6.2 and 7 hereof, which IR has failed to cure within the Cure Period (such breach, if not cured within the Cure Period, an “IR’s Material Breach”), shall not affect the obligation of the Company to make payments of Royalties Payment, Exit Consideration and Finder Payment, to the extent applicable, unless determined otherwise by a competent court, in a final non-appealable judgment. The term “Cure Period” shall mean ninety (90) days after the receipt by IR of written notice from the Company with respect to the alleged breach by IR, provided, however, that if the default cannot by its nature be cured within the ninety (90) day period or cannot after diligent attempts by IR be cured within such ninety (90) day period and such default is likely to be cured within a reasonable time, then IR shall have an additional sixty (60) day period to attempt to cure such breach.

3.7.	Commencing following the earlier of: (A) the first commercial sale of a Product and/or a Related Product, or (B) the execution of a License agreement, the Company shall submit to IR (i) no later than forty five (45) days after the end of each calendar quarter quarterly reports detailing (x) the calculation of Net Sales and accordingly the aggregate amounts of the Quarterly Payments due to IR for such calendar quarter, and (y) any bad debts the Company collected and which were recognized as such and written off as expenses under the Company’s latest financial statements (the “Bad Debts”), all such reports being certified by an authorized officer of the Company and in form reasonably acceptable to IR, and (ii) no later than ninety (90) days after the end of each calendar year, an annual report detailing the calculation of Net Sales and accordingly the aggregate amounts of the Quarterly Payments due to IR for such calendar year, all such reports being certified by an authorized officer of the Company and by an independent auditor of the Company and in form reasonably acceptable to IR. To the extent any Bad Debts are registered and recognized under the quarterly reports submitted to IR with respect to a certain calendar quarter, in accordance with the terms hereof, the Company shall have a right to set-off the amount of such Bad Debts from the Quarterly Payments payable to IR in respect of the next calendar quarter.

3.8.	The Company shall maintain, and shall cause its Affiliates and Licensees to maintain, complete and accurate records of any payment and consideration received (or entitled to receive) or paid by it in connection with Product and Related Product sales/licenses, which records shall contain information to reasonably permit IR to confirm the accuracy of any payments made (or to be made), and shall retain such records relating to a given calendar year for three (3) years after the conclusion of that calendar year, during such time IR shall have the right, to cause a certified independent accountant to inspect such records during normal business hours, with a three (3) days’ prior notice, and to require the Company to cause such audit of its Licensees, for the purpose of verifying the Royalty Payments and Finder Payments. In the event that any audit performed under this Section 3.8 reveals an underpayment in any calendar year, then Company shall reimburse IR for the full amount of such underpayment within fourteen (14) days. In the event that any underpayment is detected, and it is in excess of five percent (5%) in any calendar year, the Company shall in addition (i) bear the reasonable cost of the applicable audit, and (ii) pay interest at the annual rate of (five) 5% per each such underpayment until the full payment thereof to IR.

3.9.	Any and all taxes and liabilities applicable from time to time in connection with the Quarterly Payments and the Exit Payment will be borne solely by IR and the Company shall be entitled to make any mandatory deductions. In the event that pursuant to any law or regulation, tax is required to be withheld at source from any payment or any other consideration made to IR, the Company shall withhold said tax at the rate set forth in the certification issued by the appropriate taxing authority or at the rate determined by said law or regulation.

4.	Company’s Undertakings

4.1.	The Company shall facilitate the research, development, marketing, distribution and sale of the System in accordance with the instructions and the provisions of the then current Work Plan.

4.2.	The Company shall obtain, at the Company’s sole responsibility, the required resources for the purpose of development of the System and the successful completion of the Work Plan, provided that IR shall bear the cost and expenses directly related to the services and other deliverables to be provided by IR in accordance with the provisions of the Work Plan. It is agreed and acknowledged that to the extent it may be necessary, the Company shall consider applying to the Chief Scientist of Ministry of Transportation in applications to obtain grant in order to fund the Project.

4.3.	The Company shall use its commercial best efforts in order to promote and encourage the marketing and sale of the Products and the Related Products in accordance with the provisions hereof; and accordingly, shall retain sufficient and professional manpower, and shall use sufficient resources financial and others.

4.4.	The Company agrees to communicate the restrictions contained in this Agreement to all persons under its employment, direction or control, who are involved in the development, marketing, distribution and sale of the Products.

4.5.	The Company undertakes to maintain throughout the term hereof any applicable permits, licenses and approvals in force, to comply with their terms, to pay all fees and payments due thereunder, to renew them upon any expiration, and to promptly notify IR upon learning of any requirement for additional or new permits, licenses or approvals or any termination of existing permits, licenses or approvals or the receipt of any warning of such termination. Without derogating from IR’s rights hereunder, the Company shall immediately cease sale of any Product and/or Related Product, as applicable, in the event that such sale may constitute a breach of any applicable Legal Requirement.

4.6.	The Company shall provide IR with a prompt notice at least 7 business days prior to the consummation of an IPO or Change of Control.

4.7.	The Company shall keep its business insured for risks and in amounts standard for companies in its industry.

4.8.	The Company agrees and undertakes to employ, sufficient staff, at an adequate professional level, adequate premises, equipment and tools to enable it to fulfill its undertakings and obligations hereunder for the success of the Cooperation.

4.9.	Without derogating from any other provisions hereof, the Company hereby undertakes that to the extent it and/or any of its Affiliates (including subsidiaries) at the relevant time, shall, either directly or indirectly incorporate, constitute a part of, or otherwise engage with any other entity (such as subsidiaries, joint ventures, partnerships or any other corporations) engaging in the development, research, manufacturing, marketing or sale of the Products and/or Related Products (the “Related Entities”), then all of the Company’s obligations and undertakings under this Agreement shall apply to such Related Entities mutatis mutandis, including without limitation the obligation to pay IR the Quarterly Payments and the Exit Payment, and the engagement of the Company and/or any of its Affiliates with any Related Entity shall be subject to such Related Entity’s prior written consent to the terms hereof.

4.10.	License.

4.10.1.	The Company may grant Licenses under any commercial terms as it may deem to see fit, provided that if any such License shall not include an arms-length royalty based component to be paid by the licensee thereof or any of its sub-licensees, in each case, to the Company, then such License shall be limited in scope and territory, in advance, and shall only be granted pursuant to written agreements, which shall be in compliance with the terms and conditions of this Agreement..

4.10.2.	The Company shall provide IR with the fully executed copies of each License, promptly after its execution, as well as any information requested by IR concerning such License, including without limitation, regarding the income or any other consideration the Company is entitled to under such License solely for the purpose of verifying the Company’s and its Licensees’ compliance with their obligations and enforcing IR’s rights under this Agreement. Nothing in the foregoing shall be construed to limit the Company from freely negotiating any and all terms and conditions of licenses to third parties provided that the rights of IR and the Company’s ability to perform its obligations under this Agreement shall not be effected thereby in any manner whatsoever.

5.	IR Rights

5.1.	During the term of this Agreement and thereafter, until exercise or expiration of the IR Option in accordance with the provisions hereof, IR shall have the right, but not the obligation, to appoint one non-voting observer to the Board of Directors of the Company. The Company undertakes to incorporate appropriate provisions with respect to IR’s right to appoint the Observer in its Articles of Association.

5.2.	IR shall be entitled to purchase any and all of the Company’s products, licenses and services, including without limitation the System and/or Products and/or Related Products, for use by IR or anyone acting on its behalf, at a price equal to the lower of: (i) an amount equal to (a) the costs, expenses and liabilities incurred by the Company in selling or providing the Company’s product, licenses and/or services to IR (the “Company’s Cost”), plus (b) such % of the Company’s Cost, as shall be mutually determined in good faith by the Parties, or (ii) the lowest price paid to the Company or any of its Affiliates or anyone acting on each of their behalf for such product/service/license, as the case may be, by a third party. It is hereby agreed that any sales of Products and/or Related Products, as applicable, to IR shall be excluded for the purpose of calculation of the Royalties Payment.

6.	Intellectual Property Rights

6.1.	As between the parties, all rights in the IR Intellectual Property, and all rights, title and interest therein or relating thereto, shall vest exclusively with IR and the Company is not being granted any right thereto and shall not seek to exploit or use any of the rights, title and interest related to the IR Intellectual Property.

6.2.	As between the parties, all rights in the Background Intellectual Property and the Project Intellectual Property shall vest exclusively with the Company and IR is not being granted hereunder any right thereto and shall not seek to exploit or use any of the aforesaid rights, title and interest therein or relating thereto, except and subject to the IR License granted herein. For the avoidance of any doubt, the Company shall be responsible for the preparation, filing, prosecution, protection and maintenance of all patents and patent applications constituting part of the Background Intellectual Property and the Project Intellectual Property at the Company’s sole cost.

6.3.	The Company hereby grants to IR, commencing and effective as of the Effective Date, a non-exclusive, non-transferable and non-assignable (other than to third party contractors or service providers, in each case, providing services to IR, and in connection thereof), irrevocable, perpetual, royalty-free license, to use and exploit the Project Intellectual Property, solely outside the Target Field and for its own use only (the “IR License”). The IR License shall survive any termination of this Agreement other than due to IR’s Material Breach. Upon written demand from IR and at the IR’s own cost, and subject to the terms and conditions hereof, the Company shall forthwith execute any documents reasonably necessary for filing, registering, and recording of, and perfecting and defending the IR License at any appropriate governmental offices or other competent authorities.

6.4.	As between the Parties, IR shall own any and all improvements, enhancements or modifications to the Project Intellectual Property made by or on behalf of IR following the Effective Date and outside of the Cooperation. For the avoidance of any doubt, the provisions of this Sections 6.4 shall apply, mutatis mutandis, with respect to any assignee of IR.

6.5.	The Company shall take commercially reasonable actions to protect the Project Intellectual Property from infringement and unauthorized use when, from its own knowledge or upon notice from IR, the Company becomes aware of the reasonable probability that such infringement or unauthorized use exists.

6.6.	Without derogating from the Company’s obligations to protect the Project Intellectual Property, in the event of any infringement by a third party of the Project Intellectual Property which the Company does not pursue against using all reasonable measures, then IR shall be entitled (but not obligated) to prosecute such infringement and for such purpose to request the Company to cooperate in such proceedings (including without limitations lending its name to the extent necessary) and provide reasonable assistance, and the Company will do so subject to IR covering all related expenses incurred to the Company as a direct result of such proceedings, provided however that any return of such expenses by IR to the Company shall be subject to the Company’s representations and warranties under this Agreement being true and correct. The Company shall promptly notify in writing to IR of any claim by any third party regarding the deemed infringement or breach by the sale and/or use of any Product and/or Related Product and/or any intellectual property rights of any third party, or of the provisions of any applicable law or any Regulatory Requirement.

6.7.	The Company may elect not to pay for, or to cease paying for the filing, prosecution or maintenance of any of the Background Intellectual Property and/or the Project Intellectual Property (an “Abandoned Patent Right”) in any country. In such event and subject to the below, the Company shall provide IR with prompt written notice of such election, specifying the relevant Abandoned Patent Right (an “Abandonment Notice”). In such event IR shall be entitled, but not obliged, to continue the preparation, filing, protection, prosecution, and maintenance of any Abandoned Patent Right at its own expense, by providing a written request to that effect to the Company within 30 days following receipt of such Abandonment Notice by IR, in which event the Company shall transfer and assign to IR the Abandoned Patent Right for no additional consideration whatsoever (the “IR Abandoned Patent Right”). Despite of the above, the IR Abandoned Patent Right shall be subject and secondary to any valid security interest in the Background Intellectual Property and/or the Project Intellectual Property granted by the Company in good faith to any financial institution providing financing to the Company, or any venture capital/privet equity investor investing in the Company’s equity or any other Company’s securities of any class or kind.

6.8.	Except as specifically provided herein, neither Party obtains or acquires any right, title, ownership or interest in the other Party’s software, technology, any applicable patents, copyrights or trade secrets, trade name or other intellectual property rights.

7.	Confidentiality

7.1.	Each Party undertakes at all times during the term hereof and thereafter to:

7.1.1.	keep all Confidential Information received by it from the other Party in strict confidence, handle at such standard of protection which is not lesser that the standard used by such Party with respect to its own Confidential Information and accordingly not to disclose any such Confidential Information to any other person or entity, except for each Party’s employees and consultants bound by confidentiality undertakings on a “need to know” basis, at each Party’s responsibility;

7.1.2.	not use any Confidential Information for any purposes other than for the purpose of carrying out its rights and obligations under this Agreement;

7.2.	For purposes of this Agreement, “Confidential Information” means all proprietary information and any other information which deems confidential by its nature, including commercial, business and technical information communicated by either Party (the “Disclosing Party”) to the other Party (the “Receiving Party”), in the framework of this Agreement, including without limitation the IR Intellectual Property, the Background Intellectual Property and the Project Intellectual Property, whether such information is delivered in written or other form, or orally conveyed in connection with this Agreement.

7.3.	The provisions of Section 7.1 shall not apply to any Confidential Information which: (i) is public knowledge at the date of this Agreement or thereafter becomes public knowledge through no fault of the Receiving Party, (ii) is lawfully received by the Receiving Party from a third party who either has the right to disclose it, or is under no obligation of confidentiality to the Disclosing Party, or (iii) is independently developed by the Receiving Party, without the use, directly or indirectly, of any Confidential Information of the Disclosing Party. The burden of proof that any disclosure falls within any of the aforesaid exclusions shall be on the Receiving Party.

7.4.	The Receiving Party may disclose Confidential Information of the Disclosing Party to the extent required by law, regulation, Regulatory Requirement or order of a court of competent jurisdiction, provided that any such disclosure shall be subject to all applicable governmental or judicial protection available for like material and reasonable advance notice is given to the Disclosing Party.

7.5.	Upon expiration or termination of this Agreement for any reason whatsoever, each Party shall return to the other Party all Confidential Information of such Party, including all copies thereof, in the possession or under the control of it or any of its respective personnel, or, at the Party’s option, destroy all such Confidential Information and confirm in writing to the other Party that such destruction have been carried out.

7.6.	The provisions of this Section 7 are material and shall survive the termination of this Agreement.

8.	Representations and Warranties

8.1.	IR’s Representations. IR hereby represents and warrants to the Company as follows:

8.1.1.	IR has all requisite power and authority to execute and deliver this Agreement and each other instrument and agreement to be executed and delivered by it hereunder, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Such execution and delivery by IR has been duly and validly authorized and approved by all required action of IR. This Agreement and each such other instrument and agreement constitutes the legal, valid and binding obligation of IR, enforceable against IR in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by the availability of the remedy of specific performance.

8.1.2.	The execution and delivery by IR of this Agreement and each other instrument and agreement to be executed and delivered by it hereunder and performance by IR of its obligations hereunder and thereunder, do not and will not, with or without the giving of notice or the lapse of time or both (i) violate, conflict with or result in a breach of or default by IR under any provision of its organizational documents or of any agreement or undertaking to which IR is a party or is bound, (ii) to the knowledge of IR, contravene any law or judgment applicable to IR or any of the IR Intellectual Property.

8.2.	Company’s Representations. The Company hereby represents and warrants to IR, as follows:

8.2.1.	The Company is a private company and has all requisite power and authority to execute and deliver this Agreement and each other instrument and agreement to be executed and delivered by it hereunder, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Such execution and delivery has been duly and validly authorized and approved by all required action of the Company. This Agreement and each such other instrument and agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by the availability of the remedy of specific performance.

8.2.2.	The execution and delivery by the Company of this Agreement and each other instrument and agreement to be executed and delivered by it hereunder, and performance by the Company of its obligations hereunder and thereunder, do not and will not, with or without the giving of notice or the lapse of time or both (i) violate, conflict with or result in a breach of or default by the Company under any provision of its organizational documents or of any agreement of undertaking to which the Company is a party or by which it or any of the Background Intellectual Property and/or Project Intellectual Property is bound, (ii) to the knowledge of the Company, contravene any law or judgment applicable to the Company or any of the Background Intellectual Property or the Project Intellectual Property.

8.2.3.	The Company possesses all the rights, title and interests in the Background Intellectual Property and has not granted any rights in respect thereof to any person or entity which adversely affect the rights granted thereby hereunder. To the Company’s knowledge, no third party claims to possess, enjoy or has the right to any existing rights of whatsoever nature in and to the Background Intellectual Property. To the Company’s knowledge, the execution and implementation of this Agreement does not infringe the rights of any third party, and it is not aware of any third party rights of whatever nature which might be construed as conflicting with the use of the Background Intellectual Property as provided herein. The Company has not received notice of any claims, liens, attachments, judgments relating to the Background Intellectual Property incorporated herein.

8.2.4.	The Company has the expertise, knowledge and the financials resources, required in order to comply with its obligations and undertaking set forth in this Agreement.

8.3.	NO IMPLIED WARRANTIES. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, EACH PARTY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

9.	Indemnification

9.1.	The Company will indemnify, defend and hold harmless IR and each of its Affiliates, officers, directors, employees, members, agents, successors, transferees and assigns (each of the foregoing, an “IR Indemnified Party”) from and against any and all direct damages, liabilities, losses, costs and reasonable out-of-pocket costs and expenses (including, but not limited to, reasonable attorneys’ fees) (collectively, “Losses”) to the extent such Losses are arising directly out of: (i) any breach by the Company of its representations, warranties and/or undertakings hereunder, (ii) any claim, action or allegation brought against IR by any third party, for breach of the Background Intellectual Property and/or Project Intellectual Property arising directly from the use of any Product and/or any Related Products, as applicable, and (iii) any claim, action or allegation brought against IR by any third party based upon, resulting from or arising out of any of the activities of the Company related to this Agreement.

9.2.	IR will indemnify, defend and hold harmless the Company and each of its Affiliates, officers, directors, employees, members, agents, successors, transferees and assigns (each of the foregoing, an “Company Indemnified Party”) from and against any and all Losses to the extent such Losses are arising directly out of: (i) any breach by IR of its representations, warranties and/or undertakings hereunder, and (ii) any claim, action or allegation brought against the Company by any third party based upon, resulting from or arising out of any of the activities of IR related to this Agreement, except where such claim, action or allegation brought against the Company is based upon or deriving from the breach of any of the Company’s expressed representations hereunder related to Background Intellectual Property, in which case the Losses associated therewith shall be the liability the Company

9.3.	Regardless of whether any remedy fails of its essential purpose, in no event shall either party be liable toward the other for any special, indirect, consequential, or punitive damages, including, but not limited to, any lost profits, lost time, lost savings, lost data, lost fees, or expenses of any kind arising from the commercialization and sale of the System and/or the Products and/or Related Products, the use of the Background Intellectual Property and/or Project Intellectual Property and/or IR Intellectual Property in any manner however caused, and on any theory of liability.

9.4.	Neither Party shall be entitled to the above indemnity, unless, if any claim, suit, action or other proceeding to which the indemnity set forth above applies is brought by a third Party against such Party, it shall give the other Party prompt notice of same, and both Parties shall coordinate and cooperate in the defense of such claim, suit, action or other proceeding. If either Party seeks such indemnity from the other Party, then neither Party shall adjust, settle or compromise any claim, suit, action or other proceeding brought against it to which the indemnity set forth herein applies without the prior written consent of the other Party which consent shall not be unreasonably withheld; provided however, that the Party from which the other Party is seeking for indemnification, shall be entitled to lead the defense, adjust, settle or compromise any such claim, suit, action or other proceeding without the prior written consent of the other Party, if such adjustment, settlement or compromise is monetary only and in an amount which is fully covered by the indemnification under Sections 9.1 and 9.2 above, as the case may be.

10.	Term and Termination

10.1.	This Agreement shall commence as of the Effective Date and shall continue in full force and effect until terminated in accordance with the provisions herein below.

10.2.	Either Party may terminate the Agreement following the first anniversary of the Effective Date upon 60 days’ prior written notice given to the other Party.

10.3.	Each Party shall have the right to terminate this Agreement at any time in the event that (i) the other Party commits a material breach of any material provision of this Agreement and fails to cure such breach within thirty (30) days of receiving a written notice of such breach from the non-breaching Party, (ii) a petition is filed by or against the other Party for voluntary or involuntary bankruptcy or pursuant to any other insolvency law, or the other Party makes or seeks to make a general assignment for the benefit of its creditors or applies for or consents to the appointment of a trustee, receiver or custodian for it or a substantial part of its property, in each case without further action on the part of the terminating party.

10.4.	IR may terminate this Agreement upon 30 days’ prior written notice given to the Company in the event of Change of Control.

10.5.	If this Agreement is terminated as a result of a material breach, the right of the non-breaching Party to terminate shall be in addition to, and not in lieu of, any equitable or legal remedies available to such Party.

10.6.	Upon the termination of this Agreement for any reason whatsoever, neither Party shall have any further obligation to the other, except for obligations that by their terms and nature are to be performed after termination of this Agreement and for any obligations or liabilities arising prior to or in connection with such termination.

11.	General Provisions

11.1.	None of the Parties to this Agreement may assign or transfer any of its rights or obligations under this Agreement without acquiring the other Party’s prior written consent, except that IR may assign or transfer any of its rights or obligations under this Agreement to an affiliated entity, provided that nothing in such assignment or transfer shall adversely affect any of the Company’s rights under this Agreement.

11.2.	Any notice or other communication required or authorized under this Agreement to be given by any Party to the other Party may be personally delivered, mailed, transmitted by telex, facsimile, email, or other electronic means to the address below, however such notice shall operate and be deemed to have been served upon its actual receipt by the other Party:

If to the IR:	Israel Railways Ltd
Central Tel-Aviv Israel Railways Station, Mailbox 18085, Israel
Attn: Keren Aslan
Email: KERENAS@rail.co.il

With a copy which shall not constitute notice, to:

Raved, Magriso, Benkel& Co.
37 Shaul Hamelech Boulevard
Attn: Einat Weidberg, adv.
Fax: +972-3-6060266
Email: einat_w@rmblaw.co.il

If to the Company:

Rail Vision Ltd
10 Ha-kharoshet st, Kefar Saba, 4464009
Attn. Mr. Elen Katz, CEO
Fax: +972-9-9578200
elen@railvision.co.il

With a copy which shall not constitute notice, to:

Heskia – Hacmun Law Firm
6 Kaufman Street, Tel Aviv 6801298
Attn: Adv. Amos Hacmun
Fax: 03-6081123
Email: main@hh-law.co.il

11.3.	This Agreement constitutes the entire agreement between Parties pertaining to the subject matter hereof and supersedes all prior representations, warranties, conditions, agreements, and understandings, whether oral or written, express or implied, relating to this Agreement.

11.4.	Any term of this Agreement may be amended or terminated only with the written consent of both IR and the Company.

11.5.	This Agreement may be executed in two or more counterparts each of which shall be deemed an original but all of which constitute one and the same instrument.

11.6.	No Supplement, modification, or waiver of this Agreement shall be effective unless it is provided or approved by the Parties in writing.

11.7.	This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of Israel. Each Party irrevocably consents and submits to the exclusive jurisdiction of the competent courts located in Tel Aviv- Jaffa District, Israel in connection with any action to enforce the provisions of this Agreement, to recover damages or other relief for breach or default under this Agreement, or otherwise arising under or by reason of this Agreement.

11.8.	If any provision of this Agreement is declared by a court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions.

11.9.	No failure on the part of either IR or the Company to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of the either Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy.

11.10.	Words herein denoting the singular number only shall include the plural and vice versa.

11.11.	The headings and section numbers in this Agreement are inserted for convenience only and shall not affect the construction thereof.

[Signatures Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Cooperation Agreement as of the date first above written.

ISRAEL RAILWAYS LTD	RAIL VISION LTD

Name: Keren Aslan	Name: Elen Katz

Title: Deputy GM Economics & Finance	Title: CEO

Date: August 3, 2016	Date: August 3, 2016

Signature: /s/ Keren Aslan	Signature: /s/ Elen Katz

Exhibit A

Background Intellectual Property

IP status 3.8.2016

Exhibit A-1

Rail - Vision Patent Status Country Pearl Cohen Ref Title Applicant Name Priority Date Application No Filing Date Status Comments / Next action China P - 77066 - CN SYSTEM AND METHOD FOR OBSTACLE IDENTIFICATION AND AVOIDANCE Associate advised the applicationwill be filed as owned by the inventors July 31 , 2013   30 - Jul - 14 Pending assiment of patent to be tranferred to Rail vision European Patent Office P - 77066 - EP SYSTEM AND METHOD FOR OBSTACLE IDENTIFICATION AND AVOIDANCE Filed owned by the inventors July 31 , 2013 EP 14833039.2 30 - Jul - 14 Pending assiment of patent to be tranferred to Rail vision Japan P - 77066 - JP SYSTEM AND METHOD FOR OBSTACLE IDENTIFICATION AND AVOIDANCE Ownership was assigned from Rail Safe to the inventors and registered July 31 , 2013    30 - Jul - 14 Pending assiment of patent to be tranferred to Rail vision United States P - 77066 - US SYSTEM AND METHOD FOR UTILIZING AN INFRA - RED SENSOR BY A MOVING TRAIN Ownership by the inventors was filed. A clerical issue is now in the process of rectifying July 31 , 2013  31 - Jan - 16 Pending assiment of patent to be tranferred to Rail vision United States P - 79746 - USP SYSTEM AND METHOD FOR DETECTION OF DEFECTS IN AN ELECTRIC CONDUCTOR SYSTEM OF A TRAIN Rail Safe R. S. (2015) Ltd 31 - Jan - 16  31 - Jan - 16 Pending assiment of patent to be tranferred to Rail vision

Exhibit A-2

Additional IP

• Image enhancement and decision machine algorithms • Physics and optics • System design & production • Durable design • Integration & mounting • Patents to be applied: • VIS sensor dynamic range enhancement • Curves tracking concept • Signs identifications • Catenary and Pantograph inspection

Exhibit A-3

Exhibit B

Work Plan

To: Israel Railways Ltd. (“IR”)	3.8.16

From: Rail-Vision Ltd. (“Rail Vision”)

Subject: First Year Joint Project Activities

1.	Reference is hereby made to the Cooperation Agreement by and between IR and Rail Vision, dated as of the date hereof (the “Cooperation Agreement”).

2.	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Cooperation Agreement.

3.	General - IR and Rail-Vision are partners in the conduct of the Project as specified in the Cooperation Agreement. This work plan set the specifications, budget and time lines of the non-exclusive cooperation between the parties for the development, marketing and sale of the System.

4.	IR shall fully support the activities in terms of engineering, locomotive\train trip/ride hours, operational support teams such as drivers, operators and so on, all according to the provisions of the Cooperation Agreement and of this Work Plan.

5.	The stated activities are an elaboration of the cooperation stated in the Cooperation Agreement Rail-Vision and IR.

6.	The activities:

Table 1 - Main Developemnt Activities WIth IR (up to β site)

#	Main activity	Sub-activity	IR required support	Required items
1	interfaces definitions	Mechanical considerations for footage recording	IR engineers shall support and approve the design. Escorting the installation process in the locomotive.	Target locomotive and interfaces to be specified
2		Electrical considerations for power supply	IR cabling engineers support and design approval
3		Electrical considerations for display	Included above
4		Jigs and fixtures design for preliminary recording	IR engineers will approve the design.	If required
5		fairing considerations	IR engineers shall transfer the relevant information to Rail-Vision

Exhibit B-1

#	Main activity	Sub-activity	IR required support	Required items
6		Using the train driving simulation system For purposes of study, preparation of an outline of future accidents	IR shall allow accessibility to available simulators if any
7		Phase Outcome	50 hours of train voyage footage and interface definition and design
8	Preliminary sensor	Sensor specifications	IR Purchase coordinator	Based on COTS
10		Sensor integration with system components
11		Demo pre- installation	Included above	IR approval
12		Preliminary installation	escorting system installation	For footage recording
13		Data recording trip	100 hours of train voyage include Installation and uninstallation	Includes an installation team
14		Phase Outcome		sensor definition and PT production
15	Final sensor	IR to provide dynamic data of installation input interface	IR engineers to provide previous information regarding dynamic behavior 2 hrs. of review with Rail-Vision	IR don’t have any dynamic behavior info.
16	Final sensor	Dynamic data acceleration recording experiment	5 hrs. of installation escorted by IR representatives for installation support & approval	To be conducted on all types of locomotives and different train loads according the ability and operational limitation of IR – to be defined mutually
17		Mechanical spec retrieving from the dynamic data
18		fairing design
19		Phase Outcome	Final sensor spec
20	Algorithm approval	First PT trip for detection and recording	100 hours of train voyage Includes Installation and uninstallation
21	Algorithm approval	Algo investigation and updates
22		2nd PT trip for detection and recording	100 hours of train voyage Includes Installation and uninstallation

Exhibit B-2

#	Main activity	Sub-activity	IR required support	Required items
23		Algo investigation and updates
24		3rd PT trip for detection and recording	100 hours of train voyage Includes Installation and uninstallation
25		Algo investigation and updates
26		4rd Trip to detect embedded targets on Rails (real-mode simulation)	100 hours of train voyage Includes Installation and uninstallation
27		Additional trips for Algo verification & validation	200 hours of train voyage Includes Installation and uninstallation
28		Phase Outcome	TB Defined	All engine hours should be based on the operational schedule of IR and its operational considerations- shall be mutual agreed
	Marketing	IR shall act to connect Rail-Vision to other rail operators and rolling stock manufactures to promote the marketing of the systems and products that shall be jointly developed
29	Marketing	Introduction to a few potential customers	IR marketing efforts with potential customers	At least TBD potential customers
30		Assistance in the preparation of the product portfolio in terms of interfaces
31	Pilot system	Pilot option to install the system for a period of 3-6 months.	Final System is installed for a long period on an active line.	Operator report is necessary for system improvement
32	ETCS	ETCS introduction and overview to Rail-Vision team	Meeting with ETCS expert

Exhibit B-3

7.	Schedule

a.	Detailed development plan shall be set between the parties in 2 weeks after an agreement is signed between parties (IR and Rail-Vision).

b.	IR obligations and undertakings hereof, including IR obligations specified in the table above, are subject to IR operational and schedule constraints and limitations, including without limitation with respect to rolling stock, operational schedule, availability of personnel, etc. It shall be clear that all engine hours shall be based on the regular operational schedule unless specifically agreed differently in writing.

c.	ETCS development plan shall be parallel to sensor plan. One activity will not be a condition for the other. In addition, from the nature of the ETCS a longer term treatment shall be required.

d.	IR shall support Rail-Vision with all activities beyond the one-year plan in terms of field experiments, marketing and technical consultancy.

8.	Rail-Vision will provide final elements analysis of the device before installation.

9.	Rail-Vision will coordinate the installation and uninstallation of the devices with IR coordinator and shall perform the work at IR garages according to and subject to IR operational and schedule constraints, regulations and instructions.

10.	Rail-Vision will make sure that there is no electro-magnetic interruption (EMI) and the device and the train systems are “living together”.

11.	Before final approval of the commercial product, Rail-Vision will provide IR with all the required approvals and permits according to international train’s standards and known institutions.

Exhibit B-4

Date: August 3, 2016

To: ____________________

WARRANT

To purchase Shares of

Rail Vision Ltd

This is to certify that Israel Railways Ltd or any assignee or transferee in accordance with the provisions hereof (the “Holder”) is entitled to purchase, subject to the provisions of this Warrant, from Rail Vision Ltd (the “Company”), during the Warrant Period (as defined below), up to such number of fully paid and non-assessable Shares (as defined below), as specified below.

Any capitalized term not specifically defined herein shall have such meaning as is ascribed to it in that certain Cooperation Agreement by and between the Holder and the Company, dated as of August 3, 2016 (the “Cooperation Agreement”).

The Shares underlying this Warrant shall have the same rights, preferences and privileges attached to the Shares of the Company as set forth in the Company’s Articles of Association as in effect upon exercise hereof (the “Articles”), as may be amended from time to time.

1.	Type/Series of Shares

Shares of the most preferable class of shares of the Company upon exercise hereof (the “Shares”).

2.	Number of Shares Available for Purchase

This Warrant may be exercised to purchase up to such amount of Shares constituting two and one-quarter of one percent (2.25%) of the Company’s issued and outstanding share capital as of the date of exercise (subject to adjustments as provided in Section 10 below) (the “Warrant Shares”).

3.	Exercise Price

The exercise price for each Warrant Share purchasable hereunder (subject to adjustments as provided in Section 10 below) shall be equal to the par value of such Warrant Share (the “Exercise Price”).

4.	Warrant Period

This Warrant may be exercised in whole or in part, on one or more occasions, until the earlier to occur of consummation of an IPO or a Change of Control, including by way of cashless exercise (the “Warrant Period”).

5.	Exercise of Warrant

5.1.	Exercise for Cash

This Warrant shall be exercised by presentation and surrender hereof to the Company at the principal office of the Company, accompanied by: (i) a written notice of exercise in the form attached hereto as Exhibit A (the “Exercise Notice”); and (ii) payment to the Company equal to the Exercise Price multiplied by the number of Warrant Shares specified in the Exercise Notice (the “Consideration”).

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5.2.	Cashless Exercise

5.2.1.	In this Section 5.2, the term below shall bear the meaning set opposite it:

5.2.1.1.	“Fair Market Value” – one of the following (as applicable): (i) If applicable, the average of the closing bid and asked prices of a Warrant Share (or of any securities to which the Warrant Shares have been converted to in accordance with the Company’s organizational documents and applicable law) as quoted in the over-the-counter market summary or the closing price quoted on any exchange on which the Warrant Share (or any securities to which the Warrant Shares have been converted to in accordance with the Company’s organizational documents and applicable law) is listed, whichever is applicable, as published in the Wall Street Journal for the ten (10) trading days immediately prior to but not including the date of determination of fair market value; (ii) If the exercise date is immediately prior to or on the closing of a Change of Control event, then the fair market value of one (1) Warrant Share (or of any securities to which the Warrant Share have been converted to in accordance with the Company’s governing documents and applicable law) in which shareholders of the Company receive cash payment, then the price at which any such shares are purchased within the framework of such transaction; (iii) If the exercise date is the date of the closing of an IPO, then the public offering price (before deduction of underwriters’ discount or commissions in such offering); or (iv) In any other case, as determined in good faith by the Board of Directors of the Company; provided that the Holder shall be entitled to demand that the valuation be established by independent auditors who are an internationally recognized auditing firm.

5.2.2.	On any exercise of this Warrant, in lieu of payment to the Company as set forth in Section 5.1 above, and without the payment of the Exercise Price, the Holder may convert this Warrant in whole or in part, into the number of Warrant Shares calculated pursuant to the following formula, by surrendering this Warrant to the Company at the principal office of the Company, accompanied by the Exercise Notice, specifying the number of Warrant Shares into which the Holder desires to convert this Warrant, provided however, that upon the consummation of an IPO or a Change of Control event, in which the fair market value of one Warrant Share as determined in accordance with Section 5.2.1.2 above would be greater than the Exercise Price in effect on such date immediately prior to such IPO or Change of Control event, and Holder has not exercised this Warrant pursuant to Section 2 above as to all Warrant Shares, then this Warrant shall automatically be deemed to be cashless exercised, as to all Warrant Shares exercisable at such time, effective immediately prior to and contingent upon the consummation of such IPO or Change of Control event.

X=	Y(A-B)
A

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Where:

X	=	The number of Warrant Shares to be issued to the Holder;
Y	=	the number of Warrant Shares to which the Holder is entitled upon exercise of this Warrant (as adjusted to the date of such calculation in accordance with the provisions of Section 10 below but excluding Warrant Shares already issued under this Warrant);
A	=	the Fair Market Value of one Warrant Share; and
B	=	the Exercise Price (as adjusted in accordance with the provisions of Section 10 below).

5.2.3.	Upon completion of the calculation, if X is a negative number then X shall be deemed to be 0 (zero).

5.2.4.	The Company shall notify the Holder in writing at least thirty (30) days prior to the closing of a Change of Control event or an IPO, include in such notice the terms of such event or transaction, and provide the Holder with any updates and changes to the terms thereof promptly in writing.

6.	Delivery to Holder

As soon as practicable after the exercise of this Warrant in whole or in part, and in any event no later than thirty (30) days thereafter, the Company at its expense will cause to be issued in the name of, and delivered to, the Holder:

6.1.	A certificate or certificates for the number of Warrant Shares to which such Holder shall be entitled; and

6.2.	If this Warrant is exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new warrant evidencing the rights of the Holder to purchase the balance of the Warrant Shares purchasable hereunder.

Notwithstanding the foregoing, upon receipt by the Company of this Warrant and the applicable duly executed Exercise Notice (and the aggregate Exercise Price, if applicable), together with any other documents and/or approvals that may be required by law, the Holder shall be deemed to be the holder of record of the Warrant Shares issuable upon such exercise, notwithstanding that the share transfer books of the Company shall then be closed or that certificates representing such shares shall not then be actually delivered to the Holder.

7.	Reservation of Shares: Preservation of Rights of Holder

The Company hereby agrees that at all times, as long as this Warrant is exercisable, it will maintain and reserve, free from preemptive or similar rights, such number of authorized but un-issued Warrant Shares so that this Warrant may be exercised without additional authorization of Warrant Shares after giving effect to all other options, warrants, convertible securities and other rights to acquire shares of the Company as may be from time to time. The Company further agrees that it will not, by charter amendment or through reorganization, recapitalization, voluntary liquidation, consolidation, merger, dissolution, winding up or transfer or sale of assets, issue or sale of securities, or by any other voluntary act (collectively, “Non Performance Events”), avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all provisions hereof and in taking of all such actions and making all such adjustments as may be necessary or appropriate in order to fulfill the provisions hereof and will not enter into any of such Non Performance Events unless prior written notice was sent to the Holder at least forty five (45) days prior to the occurrence thereof.

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8.	Representations of the Company

The Company hereby represents and warrants to the Holder that as of the date hereof:

8.1.	This Warrant has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms.

8.2.	The Warrant Shares and any Ordinary Shares issuable upon conversion thereof are duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and not subject to any preemptive rights or other rights of third parties.

8.3.	The execution and delivery of this Warrant are not, and the issuance of the Warrant Shares upon exercise of this Warrant in accordance with the terms hereof or the issuance of any Ordinary Shares upon conversion of such Warrant Shares, will not be, inconsistent with the Articles and any other Company’s governing documents, do not and will not contravene any law, governmental rule or regulation, judgment or order applicable to the Company, and do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Company is a party or by which it is bound or require the consent or approval of, the giving of notice to, the registration with or the taking of any action in respect of or by, any government authority or agency or other person, other than those consents or approvals that shall have been obtained prior to the execution hereof or which by their nature are within the responsibility of the Holder.

9.	Replacement of Warrant

On receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Warrant and, in the case of loss, theft, or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor, date and amount.

10.	Fractional Shares

No fractional shares will be issued in connection with any exercise of this Warrant, and the number of shares issuable hereunder shall be rounded to the nearest whole number with half shares being rounded up.

11.	Conditional Exercise.

Exercise in connection with an IPO or a Change of Control event could be made conditional upon the closing of the respective transaction. In the event that the respective transaction does not result in consideration to the Holder of cash or freely tradable securities, the Company shall use its best efforts to assist the Holder in any manner requested thereby prior to closing of the respective transaction.

12.	Notice of Certain Events

If at any time during the Warrant Period, there is a basis for the expiration of the Warrant Period according to its terms, then, the Company shall deliver to the Holder prior written notice thereof, including the date on which (a) a record shall be taken in connection with such event (if applicable); and (b) the consummation date of such event. Such written notice shall be delivered to the Holder at least thirty (30) days prior to the consummation of the applicable event and not less than thirty (30) days prior to the record date in respect thereto.

13.	Rights of the Holder

The Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in the Company, prior to the exercise of this Warrant, except for the rights expressly set forth herein.

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14.	Notices

Any notice or other communication hereunder shall be in writing and shall be effective and deemed to have been given upon delivery, if personally delivered, upon transmission if sent by e-mail or facsimile and confirmed by a machine printout or seven (7) business days after deposit if deposited in the mail for mailing by certified mail and addressed to the addresses of the Company and the Holder specified in the Cooperation Agreement.

15.	Assignment

Any assignment of this Warrant (in whole or in part) or any of the Holder’s rights or duties under this Warrant (in whole or in part) shall be made in accordance with the terms and conditions applying to the transfer of shares of the same class as the Warrant Shares under the Articles, provided however, that IR may assign or transfer any of its rights or duties under this Warrant to an affiliated entity. Upon such assignment, the assignee(s) shall be deemed a Holder for the purposes hereof.

16.	Tax

Holder shall bear full responsibility for all tax obligations and consequences relating to the transfer or exercise of this Warrant or sale of the Shares issuable upon the exercise of this Warrant, which by their nature apply to holders of warrants. In the event that the Company is required under applicable law to withhold any tax as a result of the exercise of this Warrant and/or the issuance of the Warrant Shares, the Company will be entitled to withhold such taxes in accordance with applicable law; provided, however, that if Holder provides the Company with a valid certificate of exemption from tax withholding or a determination applying a reduced withholding tax rate or any other instructions regarding the payment of withholding taxes issued by the Israel Tax Authority, then such withholding (if any) shall be made only in accordance with the provisions of such certificate. In the event that the Company is required under Israeli law to withhold taxes in connection with the exercise of this Warrant and/or the issuance of the Warrant Shares in accordance with the provisions hereof, the Company shall be entitled to (i) deduct such amounts actually paid by the Company to the Israeli Tax Authority from any cash consideration payable to the Holder as a result of such exercise and/or issuance, as the case may be, or (ii) absent of such sufficient cash consideration, the Holder shall reimburse the Company for such shortfall of cash amount actually withheld by the Company and paid to the applicable Israeli tax authority; in each case provided that: (i) prior to making any tax withholding payment, the Company shall advise Holder in writing of such proposed payment in order to allow Holder to present to the Company a valid certificate of exemption from tax withholding or a determination applying a reduced withholding tax rate or any other instructions regarding the payment of withholding taxes issued by the Israel Tax Authority, (ii) in connection with the tax withheld by the Company, if any, the Company will furnish Holder with proof reasonably satisfactory to Holder indicating that the Company has made all such withholding tax payments, and (iii) the Company will cooperate with Holder in connection with any information and documentation reasonably required by Holder in connection with credits, exemptions, rebates, or other benefits to be obtained by Holder in connection with such withholding payments made by the Company, which credits, exemptions, rebates, or other benefits shall be property of the Holder.

17.	Amendments and Waivers

Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holder.

18.	Governing Law; Jurisdiction

This Warrant shall be deemed to be a contract made under the laws of the State of Israel, and for all purposes shall be construed in accordance with the laws of said state, without regard to principles of conflict of laws. Any dispute arising under or in relation to this Warrant shall be resolved exclusively in the competent court for Tel Aviv-Jaffa district, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such court.

19.	Captions

The section and subsection headings of this warrant are inserted for convenience only and shall not constitute a part of this Warrant in construing or interpreting any provision hereof.

Rail Vision Ltd

By:	/s/ Elen Katz
Title:	CEO

5

Exhibit A

NOTICE OF EXERCISE

To: Rail Vision Ltd.

1.	The undersigned hereby elects to purchase _________ Shares (as such term is defined in the attached Warrant) of Rail Vision Ltd., pursuant to the terms of the attached Warrant, and [IN CASE OF EXERCISE FOR CASH: tenders herewith payment of the purchase price of $____________ for such Shares in full / IN CASE OF CASHLESS EXERCISE: elects pursuant to Section 5.2 of the Warrant to effect a Cashless Exercise].

2.	Please issue a certificate representing said Shares in the name of the undersigned, at the following address:

3.	Please issue a new Warrant for the unexercised portion of the attached Warrant (if any) in the name of the undersigned.

(Date)	(Print Name of Holder)

(Signature)

Name:
Title:
Telephone: